Exhibit 99.1

Cancer Genetics Reports First Quarter 2020 Financial Results and Provides Strategic Business Updates

RUTHERFORD, N.J., June 24, 2020 — Cancer Genetics, Inc. (the “Company”) (Nasdaq: CGIX), a leader in drug discovery and preclinical oncology and immuno-oncology services, today announced financial and operating results for the quarter ended March 31, 2020.

RECENT STRATEGIC AND OPERATIONAL HIGHLIGHTS

●	Continued focus on cost reduction and cash preservation initiatives.

●	Increased attention on drug discovery and preclinical services.

●	Consistent revenue from Discovery Services in the comparable Q1 quarters of 2020 and 2019.

●	Successful and efficient operation of Discovery Services in the US, Europe, and Australia.

●	Meaningful progress made with evaluating potential strategic options including collaborations, mergers or acquisitions, or other collaborative transactions. Further announcements expected to be made later in 2020.

John A. Roberts, Chief Executive Officer of Cancer Genetics stated, “In Q1 2020, our Discovery Services business unit remained stable, and believe it will continue to experience year-over-year revenue growth in 2020, consistent with prior years. Our operating costs associated with the disposition of certain business assets in 2019 and the related financial statement audit for 2019 were greater than expected in Q1 2020. While we anticipate that certain expenses related to these events will continue in Q2 2020, given the one-time occurrence of these transactions, we expect operating costs to be significantly reduced in the second half of 2020.”

“Efforts have accelerated to identify strategic and collaboration partners so that we can execute our plans to further enhance value for our shareholders. We intend to transform the business significantly by continuing to improve our balance sheet and refocusing the business on precision and translational medicine. We feel these actions will move our business into the emerging area of drug discovery and novel therapies. As previously reported, various strategic options are being evaluated. We are pleased to report that our vivoPharm business continues to operate efficiently, allowing us to take a thoughtful and methodical approach in regards to a future transaction,” Mr. Roberts stated.

“In summary, the Company’s management and Board of Directors are committed to evaluating all potential strategic opportunities and to pursuing the path most likely to create both near and longer-term value for Cancer Genetics’ shareholders. We look forward to keeping shareholders apprised of our progress,” Mr. Roberts concluded.

The Company filed its quarterly report for Q1 2020 on Form 10-Q today with the Securities and Exchange Commission.

FIRST QUARTER 2020 FINANCIAL RESULTS

The Company reported total revenue from continuing operations of $1.4 million for the first quarter of 2020 compared to revenue of $1.8 million in the first quarter of 2019 (which included $0.3 million from an IP license arrangement unrelated to the Discovery Services business unit), a decrease of approximately $0.4 million or 21.7%.

Gross profit decreased to $0.6 million or 42.9% in the first quarter of 2020, compared to $0.8 million or 45.0% in the first quarter of 2019. While the overall gross margin decreased by 2.1 percentage points primarily as a result of the high margin revenue recorded from the IP license transaction, the Discovery Services business unit gross margin increased from $0.5 million or 34.2% in the first quarter of 2019 to $0.6 million or 42.9% in the first quarter of 2020 principally due to a reduction in outsourcing costs offset by a slight seasonal effect on revenue. The remaining costs are relatively consistent in the comparable periods for the Discovery Services business unit.

Total operating expenses for the first quarter of 2020 were approximately $1.9 million, a decrease of 4.7% compared to $2.0 million during the first quarter of 2019. The decrease in total operating expenses was partially due to decreased corporate costs, partially offset by higher sales and marketing spend in the Discovery Services business unit compared to the first quarter of 2019.

Net loss from continuing operations was $1.2 million or $0.56 per share for the first quarter of 2020, compared to a net loss of $1.7 million or $1.06 per share for the first quarter of 2019.

Cash and cash equivalents totaled approximately $3.9 million as of March 31, 2020, including restricted cash.

ABOUT CANCER GENETICS

Through its vivoPharm subsidiary, the Cancer Genetics offers proprietary preclinical test systems supporting clinical diagnostic offerings at early stages, valued by the pharmaceutical industry, biotechnology companies and academic research centers. The Company is focused on precision and translational medicine to drive drug discovery and novel therapies. vivoPharm specializes in conducting studies tailored to guide drug development, starting from compound libraries and ending with a comprehensive set of in vitro and in vivo data and reports, as needed for Investigational New Drug filings. vivoPharm operates in The Association for Assessment and Accreditation of Laboratory Animal Care International (AAALAC) accredited and GLP compliant audited facilities. For more information, please visit www.cancergenetics.com.

For more information, please visit or follow CGI at:

Internet: www.cancergenetics.com

Twitter: @Cancer_Genetics

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements pertaining to Cancer Genetics Inc.’s expectations regarding future financial and/or operating results, and potential for our services, future revenues or growth, or the potential for future strategic transactions in this press release constitute forward-looking statements.

Any statements that are not historical fact (including, but not limited to, statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in our attempts to adapt to the global coronavirus pandemic, achieve profitability and increase sales of our pre-clinical services, maintain our existing customer base and avoid cancellation of customer contracts or discontinuance of trials, raise capital to meet our liquidity needs, properly evaluate strategic options, and other risks discussed in the Cancer Genetics, Inc. Form 10-K for the year ended December 31, 2019 and Form 10-Q for the quarter ended March 31, 2020, along with other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Cancer Genetics, Inc. disclaims any obligation to update these forward-looking statements.

Investor Contacts:

Jennifer K. Zimmons. Ph.D.

Investor Relations

Zimmons International Communications, Inc.

Email: jzimmons@zimmonsic.com

Phone: +1.917.214.3514

Cancer Genetics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except par value)

	March 31, 2020	December 31, 2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,593	$3,880
Restricted cash	350	350
Accounts receivable	848	696
Earn-Out from siParadigm, current portion	772	747
Excess Consideration Note	888	888
Other current assets	415	546
Current assets of discontinuing operations	—	71
Total current assets	6,866	7,178
FIXED ASSETS, net of accumulated depreciation	506	558
OTHER ASSETS
Operating lease right-of-use assets	76	94
Earn-Out from siParadigm, less current portion	201	356
Patents and other intangible assets, net of accumulated amortization	2,816	2,895
Investment in joint venture	92	92
Goodwill	3,090	3,090
Other	635	641
Total other assets	6,910	7,168
Total Assets	$14,282	$14,904
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$2,146	$2,072
Obligations under operating leases, current portion	153	193
Obligations under finance leases, current portion	66	68
Deferred revenue	1,118	1,217
Note payable, net	1,313	1,277
Advance from NovellusDx, Ltd., net	200	350
Advance from siParadigm, current portion	573	566
Due to Interpace Biosciences, Inc.	1,200	—
Current liabilities of discontinuing operations	861	1,229
Total current liabilities	7,630	6,972
Obligations under operating leases, less current portion	21	10
Obligation under finance leases, less current portion	81	107
Advance from siParadigm, less current portion	119	252
Warrant liability	51	178
Total Liabilities	7,902	7,519
STOCKHOLDERS’ EQUITY
Preferred stock, authorized 9,764 shares, $0.0001 par value, none issued	—	—
Common stock, authorized 100,000 shares, $0.0001 par value, 2,107 and 2,104 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	—	—
Additional paid-in capital	171,853	171,783
Accumulated other comprehensive income	130	26
Accumulated deficit	(165,603)	(164,424)
Total Stockholders’ Equity	6,380	7,385
Total Liabilities and Stockholders’ Equity	$14,282	$14,904

See Notes to Unaudited Condensed Consolidated Financial Statements.

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Cancer Genetics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Other Comprehensive Income (Loss) (Unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2020	2019
Revenue	$1,426	$1,822
Cost of revenues	814	1,002
Gross profit	612	820
Operating expenses:
General and administrative	1,533	1,782
Sales and marketing	341	185
Total operating expenses	1,874	1,967
Loss from operations	(1,262)	(1,147)
Other income (expense):
Interest expense	(78)	(615)
Interest income	4	2
Change in fair value of acquisition note payable	4	—
Change in fair value of other derivatives	—	31
Change in fair value of warrant liability	127	(7)
Change in fair value of siParadigm Earn-Out	24	—
Total other income (expense)	81	(589)
Loss before income taxes	(1,181)	(1,736)
Income tax expense	6	—
Loss from continuing operations	(1,187)	(1,736)
Income (loss) from discontinuing operations	8	(2,881)
Net loss	(1,179)	(4,617)
Foreign currency translation gain (loss)	104	(76)
Comprehensive loss	$(1,075)	$(4,693)

Basic and diluted net loss per share from continuing operations	$(0.56)	$(1.06)
Basic and diluted net loss per share from discontinuing operations	—	(1.77)
Basic and diluted net loss per share	$(0.56)	$(2.83)

Basic and diluted weighted-average shares outstanding	2,106	1,631

See Notes to Unaudited Condensed Consolidated Financial Statements.

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Cancer Genetics, Inc. and Subsidiaries

Condensed Consolidated Statements of Changes in Stockholders’ Equity (Unaudited)

(in thousands)

	Three Months Ended March 31, 2020
	Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated
	Shares	Amount	Capital	Income	Deficit	Total
Balance, January 1, 2020	2,104	$—	$171,783	$26	$(164,424)	$7,385
Stock based compensation—employees	—	—	58	—	—	58
Issuance of common stock—VenturEast settlement	3	—	12	—	—	12
Unrealized gain on foreign currency translation	—	—	—	104	—	104
Net loss	—	—	—	—	(1,179)	(1,179)
Balance, March 31, 2020	2,107	$—	$171,853	$130	$(165,603)	$6,380

	Three Months Ended March 31, 2019
	Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated
	Shares	Amount	Capital	Income (Loss)	Deficit	Total
Balance, January 1, 2019	924	$—	$164,458	$60	$(157,716)	$6,802
Stock based compensation—employees	—	—	158	—	—	158
Issuance of common stock - 2019 Offerings, net	952	—	5,412	—	—	5,412
Unrealized loss on foreign currency translation	—	—	—	(76)	—	(76)
Net loss	—	—	—	—	(4,617)	(4,617)
Balance, March 31, 2019	1,876	$—	$170,028	$(16)	$(162,333)	$7,679

See Notes to Unaudited Condensed Consolidated Financial Statements.

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Cancer Genetics, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,179)	$(4,617)
Loss (income) from discontinuing operations	(8)	2,881
Net loss from continuing operations	(1,187)	(1,736)

Adjustments to reconcile net loss to net cash used in operating activities, continuing operations:
Depreciation	52	14
Amortization	79	82
Stock-based compensation	58	119
Change in fair value of warrant liability, acquisition note payable and other derivatives	(131)	(24)
Amortization of operating lease right-of-use assets	10	49
Change in fair value of siParadigm Earn-Out	(24)	—
Amortization of discount on debt and debt issuance costs	36	467
Interest added to Convertible Note	—	89
Changes in:
Accounts receivable	(183)	(103)
Other current assets	110	77
Other non-current assets	(4)	(1)
Accounts payable, accrued expenses and deferred revenue	130	(109)
Due to Interpace Biosciences, Inc.	1,200	—
Obligations under operating leases	(21)	(60)
Net cash provided by (used in) operating activities, continuing operations	125	(1,136)
Net cash used in operating activities, discontinuing operations	(289)	(3,328)
Net cash used in operating activities	(164)	(4,464)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	—	(19)
Net cash provided by (used in) investing activities, continuing operations	—	(19)
Net cash provided by (used in) investing activities, discontinuing operations	28	(13)
Net cash provided by (used in) investing activities	28	(32)
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on obligations under finance leases	(13)	(10)
Proceeds from offerings of common stock, net of certain offering costs	—	5,412
Payments on Advance from NovellusDx, Ltd.	(150)	—
Net cash provided by (used in) financing activities, continuing operations	(163)	5,402
Net cash used in financing activities, discontinuing operations	—	(291)
Net cash provided by (used in) financing activities	(163)	5,111
Effect of foreign exchange rates on cash and cash equivalents and restricted cash	12	(79)
Net increase (decrease) in cash and cash equivalents and restricted cash	(287)	536
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH
Beginning	4,230	511
Ending	$3,943	$1,047

RECONCILIATION OF CASH AND CASH EQUIVALENTS AND RESTRICTED CASH TO THE CONSOLIDATED BALANCE SHEETS:
Cash and cash equivalents	$3,593	$697
Restricted cash	350	350
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	$3,943	$1,047

SUPPLEMENTAL CASH FLOW DISCLOSURE
Cash paid for interest	$7	$304
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Common stock issued in VentureEast settlement	$12	$—

See Notes to Unaudited Condensed Consolidated Financial Statements.

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